UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2019

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 7.01	Regulation FD Disclosure.

On April 16, 2019, Rexahn Pharmaceuticals, Inc. (“Rexahn”) issued a press release in connection with the announcement of the Collaboration and License Agreement described below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

On April 16, 2019, Rexahn announced a collaboration and license agreement (the “Collaboration and License Agreement”) with BioSense Global LLC (“BioSense”) to advance the development and commercialization of RX-3117 for pancreatic and other cancers in the Republic of Singapore, China, Hong Kong, Macau and Taiwan (the “Territory”). Under the terms of the Collaboration and License Agreement, Rexahn will grant BioSense an exclusive license to develop and commercialize pharmaceutical products containing RX-3117 as a single agent (“Licensed Products”) for the prevention or treatment of metastatic pancreatic cancer (the “Lead Indication”) in the Territory that is effective upon payment in full of an upfront payment. The upfront payment consists of an aggregate of $3.0 million, $1.5 million of which has been paid and the remaining $1.5 million of which is due August 24, 2019. Under the Collaboration and License Agreement, Rexahn is also eligible to receive milestone payments in an aggregate of up to $226 million upon the achievement of development, regulatory and commercial goals. Rexahn will also be eligible to receive tiered royalties in the low double digits to mid-teens on annual net sales in the Territory.

Under the terms of the Collaboration and License Agreement, BioSense will conduct a Phase 2 clinical trial of RX-3117 in China in up to three indications other than the Lead Indication based on an agreed upon development plan, and any additional development will take place under an amended development plan. The Phase 2 clinical trial will be conducted at BioSense’s sole expense except that Rexahn will provide a certain supply of RX-3117 for such trial at Rexahn’s sole expense. If Rexahn conducts a global registration-enabling clinical trial for RX-3117 for the Lead Indication, BioSense has the right to include clinical trial sites in China in that trial.

During the term of the Collaboration and License Agreement, Rexahn may not develop or commercialize, either by itself or through a third party, a Licensed Product in the field of oncology (the “Option Field”) in the Territory other than under the terms of the Collaboration and License Agreement. BioSense has the exclusive option to obtain an exclusive license to develop and commercialize Licensed Products in the Territory for additional indications in the Option Field on the financial terms set forth in the Collaboration and License Agreement, subject to the parties agreeing on an amendment to the Collaboration and License Agreement, which may provide for co-development activities relating to such indications if mutually agreed.

The Collaboration and License Agreement will expire on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis upon the expiration of the last valid intellectual property claim covering a Licensed Product, unless earlier terminated by either party due to material breach, the other party’s insolvency, or certain drug safety issues, by Rexahn in the event of a patent challenge by BioSense or BioSense’s failure to pay the remaining portion of the upfront payment when due, or by BioSense with respect to any indication in the event of the failure of a clinical trial in that indication.

The foregoing description of the Collaboration and License Agreement is a summary, is not complete and is qualified in its entirety by reference to the full text of the actual agreement, which will be filed as an exhibit to Rexahn’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Rexahn Pharmaceuticals, Inc. press release dated April 16, 2019, announcing collaboration and license agreement with BioSense Global LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: April 16, 2019	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President and Chief Executive Officer